Exhibit 6.14

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) dated as of January 14, 2021 (the “Effective Date”), is made and entered into by and between CW Block C, LLC, a Delaware limited liability company (the “Company”), and Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation (the “REIT”).

WHEREAS, prior to the execution of this Agreement, the REIT acquired Membership Interests in the Company pursuant to the Purchase and Assignment Agreement between the REIT and Cottonwood Capital Management, Inc., a Delaware corporation, dated January 14, 2021.

WHEREAS, the Company desires to sell Membership Interests and the REIT desires to purchase additional Membership Interests in the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

1. Agreement of Purchase and Sale.

1.1 Purchase, Sale and Purchase Price. In consideration of the covenants herein contained, the Company hereby agrees to sell, and the REIT hereby agrees to purchase, Membership Interests in the Company (the “REIT’s Interest”) in an amount equal to $693,475.14 (the “Purchase Price”).

1.2 Payment and Transfer.

1.2.1 Payment. Upon execution of this Agreement, the REIT shall pay Cash to the Company in an amount equal to the Purchase Price. Concurrently with the execution and delivery of this Agreement, the REIT shall complete and deliver to the Company documents as may reasonably be required by the Company.

1.2.2 Transfer. Upon the REIT’s fulfillment of the requirements of Section 1.2.1 and this Agreement, (i) the Company and the REIT shall enter into the Second Amendment to the Amended and Restated Limited Liability Company Agreement of CW Block C, LLC in the form set forth on Exhibit A and (ii) the Company shall take such actions necessary to transfer all title, rights and obligations of the REIT’s Interest to the REIT.

2. REIT Representations and Warranties.

2.1 Representations and Warranties. The REIT hereby makes the following representations and warranties to the Company, which are true and correct as of the Effective Date:

2.1.1 THAT THE REIT HAS RECEIVED ALL INFORMATION FROM THE COMPANY TO MAKE A DECISION TO PURCHASE THE REIT’S INTEREST AND THE REIT IS NOT RELYING IN ANY WAY UPON ANY REPRESENTATIONS, STATEMENTS, AGREEMENTS, WARRANTIES, STUDIES, REPORTS, DESCRIPTIONS, GUIDELINES OR OTHER INFORMATION OR MATERIAL FURNISHED BY ANYONE OTHER THAN THE COMPANY OR ANY OF THE COMPANY’S REPRESENTATIVES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER REGARDING ANY SUCH MATTERS. THE REIT HAS THE SOPHISTICATION AND EXPERIENCE TO PURCHASE THE REIT’S INTEREST

AND WILL RELY ENTIRELY ON ITS OWN REVIEW OF THE COMPANY AND ITS PROPERTY. THE REIT ACKNOWLEDGES THAT, PRIOR TO THE EFFECTIVE DATE, THE REIT HAS HAD THE OPPORTUNITY TO REVIEW ALL INFORMATION ABOUT THE COMPANY AND ITS PROPERTY, TO REVIEW AND APPROVE THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND TO REVIEW AND APPROVE ANY OTHER INFORMATION THE REIT HAS REASONABLY REQUESTED.

2.1.2 The REIT is a validly formed and existing corporation under the laws of the State of Maryland. The REIT is in good standing under the laws of the State of Maryland and is duly qualified to do business under the laws of such jurisdiction and each other jurisdiction in which qualification is required to perform its obligations under this Agreement.

2.1.3 That (i) to the extent applicable, the execution, delivery and performance of this Agreement (a) has been duly authorized by the REIT, (b) does not require the REIT to obtain any consent or approval that have not been obtained and (c) does not contravene or result in a default under (1) any provision of any law or regulation applicable to the REIT, (2) the governing documents of the REIT or (3) any agreement or instrument to which the REIT or its affiliate is a party or by which the REIT or its affiliate is bound and (ii) this Agreement is valid, binding and enforceable against the REIT in accordance with its terms.

2.1.4 The REIT acknowledges that it has received, read and fully understands all information about the Company and its Property. The REIT acknowledges that the Company is manager-managed and that the REIT will be obligated as a manager and a member of the Company to actively participate in the management of the Company, including active involvement in decision-making of the Company. The REIT acknowledges that it has access to documents provided by the principals of the Company.

2.1.5 The REIT recognizes that the purchase of the REIT’s Interest involves substantial risk and the REIT is fully cognizant of and understands all of the risks related to the purchase of the REIT’s Interest.

2.1.6 The REIT is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

2.1.7 The REIT is not and shall not (i) be listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224, 66 Fed. Reg. 49079 (September 25, 2001) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable enabling legislation or other Executive Orders in respect thereof (such lists are collectively referred to as “Lists”), (ii) be owned or controlled by, nor act for or on behalf of, any person or entity on the Lists or (iii) transfer or permit the transfer of any of the REIT’s Interest to any person who is or whose beneficial owners are listed on the Lists.

2.1.8 The REIT (i) has such knowledge and experience in financial and business matters that the REIT is personally capable of evaluating the Company and its Property and the merits and risks of a purchase of the REIT’s Interest and has the ability to protect its own interests in connection with such purchase.

2.2 Survival. The representations and warranties of the REIT set forth above shall survive the termination of this Agreement.

2.3 Indemnification. The REIT hereby agrees to indemnify, defend and hold harmless the Company and all of its managers, shareholders, officers, directors, affiliates, members and advisors from any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) that they may incur by reason of the REIT’s failure to fulfill all of the terms and conditions of this Agreement or by reason of the untruth or inaccuracy of any of the representations, warranties or agreements contained herein or in any other documents the REIT has furnished to any of the foregoing in connection with this transaction. This indemnification includes, but is not limited to, any damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its managers, shareholders, officers, directors, members, affiliates or advisors, defending against any alleged violation of federal or state laws which is based upon or related to any untruth or inaccuracy of any of the representations, warranties or agreements contained herein or in any other documents the REIT has furnished to any of the foregoing in connection with this transaction.

3. Company’s Representations and Warranties.

3.1 Representations and Warranties. The Company hereby makes the following representations and warranties to the REIT, which are true and correct as of the Effective Date:

3.1.1 The Company is a validly formed and existing limited liability company under the laws of the State of Delaware. The Company is in good standing under the laws of the State of Delaware and is duly qualified to do business under the laws of such jurisdiction and each other jurisdiction in which qualification is required to perform its obligations under this Agreement.

3.1.2 When issued, authenticated and delivered by the Company and paid for by the REIT pursuant to the provisions of this Agreement, the REIT’s Interest will be duly and validly issued and outstanding.

3.1.3 That (i) to the extent applicable, the execution, delivery and performance of this Agreement (a) has been duly authorized by the Company, (b) does not require the Company to obtain any consent or approval that have not been obtained and (c) does not contravene or result in a default under (1) any provision of any law or regulation applicable to the Company, (2) the governing documents of the Company or (3) any agreement or instrument to which the Company or its affiliate is a party or by which the Company or its affiliate is bound and (ii) this Agreement is valid, binding and enforceable against the Company in accordance with its terms.

3.1.4 All of the outstanding Membership Interests of the Company are validly issued, fully paid and nonassessable, and all Membership Interests that are owned by the Company are owned beneficially and of record by the Company free and clear of any lien or other encumbrance.

3.2 Survival. The representations and warranties of the Company set forth above shall survive the termination of this Agreement.

3.3 Indemnification. The Company hereby agrees to indemnify, defend and hold harmless the REIT and all of its managers, shareholders, officers, directors, affiliates, members and advisors from any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) that they may incur by reason of the Company’s failure to fulfill all of the terms and conditions of this Agreement or by reason of the untruth or inaccuracy of any of the representations, warranties or agreements contained herein or in any other documents the Company has furnished to any of the foregoing in connection with this transaction. This indemnification includes, but is not limited to, any damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by the REIT or any of its managers, shareholders, officers, directors, members, affiliates or advisors, defending against any alleged violation of federal or state laws which is based upon or related to any untruth or inaccuracy of any of the representations, warranties or agreements contained herein or in any other documents the Company has furnished to any of the foregoing in connection with this transaction.

4. General Provisions.

4.1 Interpretation. The use herein of (i) the neuter gender includes the masculine and the feminine, (ii) the singular number includes the plural, whenever the context so requires and (iii) the words “I” and “me” include “we” and “us” if the REIT is more than one person. Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof. This Agreement together with the other Transaction Documents contain the entire agreement between the parties relating to the transactions contemplated hereby, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

4.2 Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

4.3 Cooperation. The REIT and the Company acknowledge that it may be necessary to execute documents other than those specifically referred to herein to complete the acquisition of the REIT’s Interest as provided herein. The REIT and the Company agree to cooperate with each other by executing such other documents or taking such other action as may be reasonably necessary to complete this transaction in accordance with the parties’ intent evidenced in this Agreement.

4.4 Assignment of Agreement. Neither the Company nor the REIT shall have the right to assign this Agreement.

4.5 Notices. Unless otherwise specifically provided herein, all notices, demands or other communications given hereunder shall be in writing and shall be addressed as follows:

If to the Company:

CW Block C, LLC

1245 Brickyard Rd, Suite 250

Salt Lake City, Utah 84106

If to the REIT:

Cottonwood Multifamily Opportunity Fund, Inc.

1245 Brickyard Rd, Suite 250

Salt Lake City, Utah 84106

Either party may change such address by written notice to the other party. Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be deemed to have been duly given and received (i) upon personal delivery, (ii) as of the third Business Day after mailing by United States mail, postage prepaid, addressed as set forth above, or (iii) the immediately succeeding Business Day after deposit with Federal Express or other similar overnight delivery system.

4.6 Periods of Time. All time periods referred to in this Agreement include all Saturdays, Sundays and state or United States holidays, unless Business Days are specified, provided that if the date or last date to perform any act or give any notice with respect to this Agreement falls on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding Business Day.

4.7 Counterparts. This Agreement may be executed in counterparts, all of which when taken together shall be deemed fully executed originals.

4.8 Litigation. In the event of any legal action or dispute, such action or dispute shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out or relating to this Agreement or the business and operations of the Company (whether based on contract, tort or other theory)

4.9 Attorneys’ Fees. In the event that litigation is commenced to enforce any of the provisions of this Agreement, to recover damages for breach of any of the provisions of this Agreement, or to obtain declaratory relief in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, whether or not such action proceeds to judgment. The prevailing party shall be determined by either the officiating judge in the matter or by the presiding judge of the Third District Court of Utah.

4.10 Choice of Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware, without regard to conflict of laws principles that would result in the application of any other law, except as otherwise provided herein or as to the type of registration of ownership of the REIT’s Interest, which shall be construed in accordance with the state of principal residence of the REIT.

4.11 Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.

4.12 Time. Time is of the essence to this Agreement.

4.13 Third Party Beneficiaries. The REIT and the Company do not intend to benefit any party that is not a party to this Agreement, and no party that is not a party to this Agreement shall be deemed to be a third party beneficiary of this Agreement or any provision hereof.

4.14 Severability. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, such fact shall in no way affect the validity or enforceability of the other portions of this Agreement.

4.15 Binding Agreement. Subject to any limitation on assignment set forth herein, all terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns.

4.16 Definitions.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Business Day” means any day other than a Saturday or Sunday or legal holiday in the State of Utah.

“Cash” shall mean (i) currency of the United States of America, (ii) cashier’s check(s) currently dated and payable to the Company, as required under this Agreement, drawn and paid through a banking or savings and loan institution, tendered to the Company, as required under this Agreement at least 1 additional Business Day before funds are otherwise required to be delivered under this Agreement, or (iii) an amount credited by wire transfer to the Company’s bank account, as required under this Agreement.

“Company” shall have the meaning set forth in the introductory paragraph.

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Members” means the members of the Company.

“OFAC” means the Office of Foreign Asset Control, Department of the Treasury.

“Property” means the assets of the Company.

“Purchase Price” shall have the meaning set forth in Section 1.1.

“REIT” shall have the meaning set forth in the introductory paragraph.

“REIT’s Interest” shall have the meaning set forth in Section 1.1.

“Transaction Documents” means this Agreement, the Second Amendment to the Amended and Restated Limited Liability Company Agreement of CW Block C, LLC and other related documents, as applicable, including documents provided by the principals of the Company.

“Membership Interest” shall have the meaning given to it in the Amended and Restated Limited Liability Company Agreement of the Company, as amended.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

COMPANY:			REIT:

CW Block C, LLC, a Delaware limited liability company			Multifamily Opportunity Fund, Inc., a Maryland corporation

By:	Cottonwood Residential O.P., LP, a Delaware limited partnership, its manager		By: Name: Title:	/s/ Authorized Signatory
	By:	Cottonwood Residential II, Inc., a Maryland corporation, its general partner

By: /s/ Authorized Signatory Name: Title:

Cottonwood Residential O.P., LP, a Delaware limited partnership, and Cottonwood Block C QOF, LLC, a Delaware limited liability company, each in their capacity as a Manager, hereby consent to this Agreement.

Cottonwood Residential, O.P., LP, a Delaware limited partnership By: Cottonwood Residential II, Inc., a Maryland corporation, its general partner By: /s/ Authorized Signatory Name: Title:

Cottonwood Block C QOF, LLC, a Delaware limited liability company

By: Cottonwood Residential, O.P., LP, a Delaware limited partnership, its manager

By: Cottonwood Residential II, Inc., a Maryland corporation, its general partner

                By: /s/ Authorized Signatory

                Name:

                Title:

[Signature Page to Purchase Agreement]

EXHIBIT A

SECOND AMENDMENT TO THE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

CW BLOCK C, LLC

[Attached.]

EXHIBIT A